Exhibit 12
COMPUTATION OF RATIOS

RETURN ON AVERAGE ASSETS	Net income/Average assets

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY	Net income/Average shareholders’ equity

DIVIDEND PAYOUT RATIO	Dividends declared/Net income

NET INTEREST MARGIN, FULLY-TAXABLE EQUIVALENT	Fully-taxable equivalent net interest income/Average earning assets

AVERAGE LOANS TO AVERAGE DEPOSITS	Average gross loans/Average deposits

AVERAGE SHAREHOLDERS’ EQUITY TO AVERAGE ASSETS	Average shareholders’ equity/Average assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD-END LOANS	Allowance for loan losses/Gross loans net of unearned interest

ALLOWANCE FOR LOAN LOSSES TO TOTAL NON-PERFORMING LOANS	Allowance for loan losses/(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)

NON-PERFORMING LOANS TO PERIOD-END LOANS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest

NET CHARGE-OFFS TO AVERAGE LOANS	Net charge-offs/Average gross loans net of unearned interest